UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of earliest event reported)     November 19, 2013

j2 Global, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-25965 (Commission File Number)	51-0371142 (IRS Employer Identification No.)

6922 Hollywood Blvd.
Suite 500
Los Angeles, California  90028
(Address of principal executive offices)

(323) 860-9200
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 19, 2013, j2 Global, Inc. (the “Company”) and Union Bank, N.A. (“Union Bank”) entered into an amendment with respect to the Company’s existing credit agreement, dated as of January 5, 2009, by and between the Company and Union Bank (the “Amendment” and the credit agreement as amended by the Amendment, the “Credit Agreement”).

Among other things, the Amendment:

●	extended the date through which revolving loans may be made from November 14, 2013 to November 14, 2016;

●
added an unused line fee requiring the Company to pay a fee, the amount of which varies depending on a ratio of the Company and its subsidiaries’ indebtedness (as defined in the Credit Agreement) to their EBITDA (as defined in the Credit Agreement) (the “Leverage Ratio”), with respect to the amount by which the revolving loan commitments exceed the average daily borrowings and amounts outstanding with respect to letters of credit during the applicable period;

●	deleted the requirement that the Company maintain a minimum net worth and added a requirement that the Leverage Ratio not exceed a specified amount;

●
increased the minimum EBITDA required in any given fiscal quarter from $20 million to $35 million (and made certain changes to the definition of EBITDA, including to eliminate non-cash items, non-cash losses and non-cash gains); and

●
modified  or deleted in their entirety certain other affirmative and negative covenants, including modifying the negative covenants with respect to permitted acquisitions and dispositions and eliminating the covenants with respect to minimum liquid assets and maximum operating lease payments.

The foregoing description of the Amendment and the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference.

ITEM 9.01         FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit Number	Description

10.1	Amendment No. 4 to Credit Agreement, dated November 19, 2013, by and between j2 Global, Inc. and Union Bank N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

j2 Global, Inc. (Registrant)

Date: November 25, 2013	By:	/s/ Jeffrey D. Adelman
Jeffrey D. Adelman Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Amendment No. 4 to Credit Agreement, dated November 19, 2013, by and between j2 Global, Inc. and Union Bank N.A.